As filed with the Securities and Exchange Commission,
                          via EDGAR, on March 17, 1999.

                                                       Registration No. 333-____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                                  Advanta Corp.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


              Delaware                                     23-1462070
   -------------------------------                    ----------------------
   (State or other jurisdiction of                      (I.R.S. Employer
     incorporation of Registrant)                     Identification Number)


                              Welsh & McKean Roads
                              SpringHouse, PA 19477
                                 (215) 657-4000
  ---------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of
                    Registrant principal executive offices)


                            Elizabeth H. Mai, Esquire
              Senior Vice President, Secretary and General Counsel
                                  Advanta Corp.
                              Welsh & McKean Roads
                              SpringHouse, PA 19477
                                 (215) 657-4000
 ------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]


                                          CALCULATION OF REGISTRATION FEE
=====================================================================================================================
                                                      Proposed maximum     Proposed maximum
    Title of each class of           Amount to be      offering price     aggregate offering          Amount of
  securities to be registered       registered (1)     per unit (1)(2)        price (1)(2)       registration fee (3)
---------------------------------------------------------------------------------------------------------------------
RediReserve Certificates, Notes.... $300,000,000            100%             $300,000,000                $83,400
=====================================================================================================================

(1) Pursuant to Rule 457 under the Securities Act, which permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed, the table does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit or proposed maximum aggregate offering price. In no event will the aggregate initial offering price of the securities registered hereby exceed $300,000,000.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(3)  Calculated pursuant to Rule 457(o) under the Securities Act.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  Subject to Completion, Dated March 17, 1999

            $300,000,000 Principal Amount of Senior Debt Securities

                                 [ADVANTA LOGO]

                     RediReserve Variable Rate Certificates
                                  91 Day Notes
                           Six, 18 and 30 Month Notes
             One, Two, Three, Four, Five, Seven and Ten Year Notes

     We are offering the RediReserve Variable Rate Certificates ("RediReserve Certificates") and the Notes of Advanta Corp. ("Advanta"). The RediReserve Certificates do not have a maturity date but may be redeemed by the holder at any time. The Notes will be offered from time to time with maturities ranging from 91 days to ten years, at our option. We will establish interest rates on the RediReserve Certificates and the Notes from time to time in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

     The RediReserve Certificates and the Notes offered in this prospectus are unsecured obligations of Advanta. Neither the RediReserve Certificates nor the Notes are insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

     Unless otherwise indicated in the supplement to this prospectus, the RediReserve Certificates and the Notes are being sold by Advanta directly through employees of Advanta who, under Rule 3a4-1 of the Securities Exchange Act of 1934, as amended, are not deemed to be brokers.

     The RediReserve Certificates and the Notes will not be listed for sale on a securities exchange and we do not expect that any active trading market for these securities will develop or be sustained.

     An investment in the RediReserve Certificates or the Notes involves certain risks. You should consider carefully the risk factors and other information set forth in this prospectus before you decide to purchase these securities. See "Risk Factors" beginning on page 6.

     Advanta will receive all of the proceeds from the sale of the RediReserve Certificates and the Notes, from which it will pay underwriters' discounts and commissions, if any.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this prospectus is _________ __, 1999.



The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
SUMMARY OF THE OFFERING.....................................    3

HIGHLIGHTS OF TERMS OF SECURITIES OFFERED...................    5

RISK FACTORS................................................    6

THE COMPANY.................................................   11

USE OF PROCEEDS.............................................   13

DESCRIPTION OF SECURITIES...................................   13
     General................................................   13
     Provisions Relating to RediReserve Certificates........   13
     Provisions Relating to Notes...........................   16
     Provisions Relating to All Securities..................   17

A SPECIAL NOTE ABOUT CERTAIN OTHER ADVANTA DEBT SECURITIES
  NOT COVERED BY THIS PROSPECTUS............................   20

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES...............   20
     U.S. Holders...........................................   21
     Backup Withholding and Information Reporting...........   21
PLAN OF DISTRIBUTION........................................   22

WHERE YOU CAN FIND MORE INFORMATION --
  INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........   24

LEGAL OPINIONS..............................................   24

EXPERTS.....................................................   24


                            ------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document. Our business, financial condition, results of operations and prospects may have changed since that date.

     We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

     All references to "we" or "us" or "our" or "Advanta" in this prospectus and any accompanying prospectus supplement mean only Advanta Corp., unless it is made clear that the term means Advanta Corp. and its consolidated subsidiaries.

                            SUMMARY OF THE OFFERING

     This summary highlights selected information about the securities offered in this prospectus. It does not contain all of the information that you may need to consider in making your investment decision. Read carefully this entire prospectus and the applicable prospectus supplement to understand all of the terms of this offering.

Securities Offered

     This prospectus relates to $300,000,000 of RediReserve Certificates and Notes. The RediReserve Certificates and the Notes are sometimes collectively referred to in this prospectus as the "Securities". The RediReserve Certificates are payable on the demand of the holder. The Notes are offered from time to time with maturities of:

           o 91 days;

           o six, 18 and 30 months; and

           o one, two, three, four, five, seven and ten years.

     The buyer of each Note selects the maturity date at the time of purchase from among the maturities then offered by Advanta.

     The Securities are not insured, guaranteed or secured by any of our assets. In addition, we do not contribute funds to a separate account, commonly known as a sinking fund, to ensure repayment of the Securities upon maturity or interest when due.

     We will compound interest on the RediReserve Certificates daily and we will add the interest to the balance of a holder's RediReserve Certificate monthly. We will not pay interest by check, except upon a holder's redemption of the entire amount of a RediReserve Certificate. Upon a holder's redemption of the entire amount of a RediReserve Certificate, we will pay by check any accrued interest that has not previously been added to the principal balance of the RediReserve Certificate. We will not pay interest on any RediReserve Certificate for any day for which the end-of-the-day balance of that RediReserve Certificate is less than $100. Advanta may elect to charge a service fee of $10 for any statement period for each RediReserve Certificate that has an average end-of-the-day balance for the period of less than $100. Holders may obtain by draft funds held in the form of RediReserve Certificates, except as described under the sections of this prospectus titled "Description of Securities -- Redemption at Holder's Election" and " -- Redemption by Draft."

     We will compound interest on all Notes daily. We will pay interest on Notes with maturities of 91 days or six months only at maturity. On all other Notes, we will pay interest monthly, quarterly, semi-annually, annually or at maturity, at the holder's election.

     A table summarizing the terms of the Securities appears on page 5.

Modification, Termination or Extension of Offering

     We reserve the right to change the terms of this offering or the terms of the Securities at any time. However, any modification will apply only to Securities offered after the date of the modification, except as described under "Description of Securities -- General." From time to time, the total amount of Securities we offer for sale may be increased.

How to Contact Us

     Holders of RediReserve Certificates or Notes who have customer service inquiries and potential investors who would like to receive a copy of this prospectus may call us at 1-800-223-7074 or write us at the following address:
Advanta Corp., Delaware Corporate Center - Second Floor, One Righter Parkway, Wilmington, Delaware 19803.

Our Principal Executive Office

     Our principal executive office is located at Welsh & McKean Roads, Spring House, Pennsylvania 19477-0844. The telephone number at our principal executive office is (215) 657-4000.

Ratio of Earnings to Fixed Charges

     The following table sets forth the ratio of earnings to fixed charges of Advanta for the periods indicated:



                              Three Months         Nine Months              Year Ended December 31,
                                 Ended                Ended          -------------------------------------
                           September 30, 1998   September 30, 1998   1997    1996    1995    1994    1993
                           ------------------   ------------------   -----   -----   -----   -----   -----
                                         (Unaudited)                              (Unaudited)
Ratio of Earnings to
  Fixed Charges (A)......        1.57x                3.85x          1.29x   1.97x   2.26x   2.71x   2.52x

------------------

(A) For purposes of computing these ratios, "earnings" represent income before income taxes plus fixed charges. "Fixed charges" consist of interest expense, one-third (the proportion deemed representative of the interest factor) of rental expenses on operating leases and preferred stock dividends of a subsidiary trust.

                     HIGHLIGHTS OF TERMS OF SECURITIES OFFERED

                                    |
                                    |            RediReserve Variable Rate Certificates
                                    |
  Denomination of                   | Minimum initial purchase: $5,000 or other amount we specify
  Initial Purchase and              | in a prospectus supplement; additional purchases in any
  Additional Purchases              | amount.
                                    |
  Annual Interest Rate              | The interest rate we pay on any particular RediReserve
                                    | Certificate depends on the tier into which the
                                    | end-of-the-day balance of that RediReserve Certificate
                                    | falls. Different interest rates and annual percentage yields
                                    | may apply to RediReserve Certificates depending upon which
                                    | of the following tiers, or ranges, the end-of-the-day
                                    | balance of a RediReserve Certificate falls:
                                    |
                                    |     o $100.00 to $4,999.99
                                    |     o $5,000.00 to $24,999.99
                                    |     o $25,000.00 to $49,999.99
                                    |     o $50,000.00 and above
                                    |
                                    | We will not pay interest on a RediReserve Certificate for
                                    | any day on which the end-of-the-day balance of a RediReserve
                                    | Certificate is less than $100. Interest rates and annual
                                    | percentage yields for each tier may change from week to week
                                    | and will apply to outstanding RediReserve Certificates. We
                                    | will set interest rates for each tier each Sunday, and they
                                    | will be in effect through the following Saturday. We will
                                    | set interest rates at our discretion, however interest rates
                                    | for each one-week period commencing on Sunday will be at
                                    | least equal to the rate of the Thirteen Week U.S. Treasury
                                    | Bills auctioned on the immediately preceding Monday less one
                                    | percent.
                                    |
  Payment of Interest               | Interest is compounded daily. We add accrued interest
                                    | monthly to the principal balance of each RediReserve
                                    | Certificate. Except as otherwise provided in this
                                    | prospectus, we will not pay interest by check.
                                    |
  Redemption by Holder              | Holders may require redemption upon oral or written demand,
                                    | or by draft. Holders may cause redemption by draft utilizing
                                    | up to four drafts per statement period without any service
                                    | fee. We will charge a service fee of $15 for each draft in
                                    | excess of four in any statement period.
                                    |
  Redemption by Advanta             | We may redeem on 30 days' notice.

  Form                              | Book-entry and non-negotiable.
                                    | A confirmation of the transaction will be issued, not a
                                    | promissory note.
                                    |
  Automatic Extension               | Not applicable -- no fixed maturity.
                                    |
                                    |
                                    |
                                    |
                                    |
                                    |
                                    |
                                    |
                                    |
                                    |
                                    |
                                    |
                                    |
                                    |

                                                91 Day, Six, 18 and 30 Month, and
                                      One, Two, Three, Four, Five, Seven and Ten Year Notes

  Denomination of                    Minimum purchase: $5,000 or other amount we specify in a
  Initial Purchase and               prospectus supplement.
  Additional Purchases

  Annual Interest Rate               We fix interest rates, from time to time, based on market
                                     conditions and our financial requirements. Once determined, the interest rate on each Note remains fixed until its
                                     maturity, but may change if the term of the Note is
                                     extended. If the term of a Note is extended, we will inform holders of any change in the interest rate in a supplement to this prospectus.

  Payment of Interest                Interest is compounded daily. We pay interest on Notes with maturities of 91 days or six months only at maturity. On all other Notes, at the election of the holder,
                                     we pay interest monthly, quarterly, semi-annually, annually or at maturity.

  Redemption by Holder               An individual holder may cause redemption after his or her total permanent disability, or his or her estate may cause redemption after his or her death. For Notes with joint
                                     holders, the election to cause redemption may be made by any holder after the death or total permanent disability of any holder. The redemption price is the principal amount plus
                                     accrued and unpaid interest up to but not including the date of redemption. Otherwise, holders have no right to
                                     redemption of their Notes prior to maturity.

  Redemption by Advanta              We may not redeem until maturity.

  Form                               Book-entry and non-negotiable.
                                     A confirmation of the transaction will be issued, not a
                                     promissory note.

  Automatic Extension                If we do not give notice of redemption at least seven
                                     Business Days prior to maturity and if redemption or
                                     conversion to another term is not requested by the holder
                                     within seven Business Days after the maturity date, then a
                                     Note with a principal amount of $2,500 or more will be
                                     extended automatically for a period equal to the original
                                     term if Notes of the same term and denomination are then
                                     being offered. A Note with a principal amount that is less than $2,500 at maturity will be redeemed automatically.
                                     Notes are extended at the rate we are offering on
                                     newly-issued Notes of the same term and denomination at
                                     their respective maturity dates. If Notes of the same term and denomination are not then being offered, a maturing Note will be redeemed unless the holder selects a Note with a
                                     term currently being offered.

The Securities are Advanta's unsecured debt obligations. We are not subject to state or federal regulations applicable to banks and savings and loan associations, including, among other things, regulations regarding the maintenance of reserves and the quality or condition of our assets. It is not expected that there will be a trading market for the Securities. See "Description of Securities -- Provisions Relating to All Securities -- Liquidity."
The Securities are not insured or guaranteed by us or any of our subsidiaries or any other public or private entity.

                                  RISK FACTORS

     Before you invest in any of the Securities offered in this prospectus, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus and the applicable prospectus supplement before you decide to purchase any of the Securities.

     Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking phrases such as "will likely result," "may," "are expected to," "is anticipated," "estimate," "projected," "intends to," or other similar words. These forward-looking statements are subject to certain risks and uncertainties, including those described below, that could cause actual results to differ materially from those projected, as described below. Additional risks that may affect our future performance are included elsewhere in this prospectus and in our other filings with the SEC. When considering forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus. You should not place undue reliance on any forward-looking statement that speaks only as of the date made.

Absence of Sinking Fund, Security, Insurance and Guarantees for Payment on Securities

     The Securities are not secured by any of our assets. We do not contribute funds to a separate account, commonly known as a sinking fund, to make interest or principal payments on the Securities. Further, no governmental or other entity insures or guarantees payment on the Securities if we do not have sufficient funds to make interest and/or principal payments. Therefore, if you invest in any of the Securities, you will have to rely solely upon Advanta Corp.'s revenues from operations and other sources of funds for repayment of principal at maturity or redemption and for payment of interest when due.

Limited Events of Default; Absence of Provisions Relating to Highly Leveraged Transactions or a Change in Control

     The Securities are governed by a trust indenture which is an agreement between us and the trustee relating to certain aspects of the Securities. The indenture governing the Securities contains only limited events of default other than our failure to pay principal or interest on time. See "Description of Securities -- Provisions Relating to All Securities -- Events of Default." Further, the indenture provides only limited protection for holders of the Securities if we are purchased through what is known as a leveraged buy-out or if there is a change in control. A leveraged buy-out is a transaction where a buyer seeking to purchase Advanta relies on our credit and uses our assets as collateral to borrow funds to finance the purchase. Though the indenture requires a buyer to assume our obligations to holders of Securities under the indenture, the indenture does not prohibit the buyer from incurring additional debt through a leveraged buy-out which might be senior in right of repayment to that of the holders of the Securities. This type of transaction might adversely impact our liquidity and our ability or our successor's ability to make payments on the Securities.

Non-Investment Grade Ratings of Our Debt May Adversely Affect Our Ability to Obtain Financing

     Our ability to access the capital markets for the sale of additional debt or equity securities could be adversely affected by non-investment grade ratings from rating agencies. Our debt is currently rated investment grade by one rating agency and below investment grade by four rating agencies. Continuation of a current below investment grade rating or a down-grade of any of the ratings of our debt may adversely impact, among other things, our access to the capital markets for the sale of additional debt or equity securities, the amount of collateral lenders will require that we pledge to secure future financing and our ability to raise funds on terms that we consider favorable to us.

Reduced Availability of Funding May Adversely Affect Our Ability to Fund Our Operations and Loan and Lease Portfolios

     Advanta Corp. and its subsidiaries depend on funds available under secured lending facilities, known as warehouse facilities, and asset-backed lending facilities, known as commercial paper conduit facilities, with institutional lenders to fund our operations. At December 31, 1998, Advanta Corp. and its subsidiaries had available over $770 million in unused warehouse lines and commercial paper conduit facilities. These lending facilities are subject to renewal or extension at the lender's option. The facilities also require us to comply with various covenants and restrictions which, if breached, could cause an early termination of the facility. There can be no assurance that the existing facilities will be extended or renewed and we cannot be certain that we will be able to replace the existing facilities on terms that are favorable to us when they expire. If we are unable to obtain additional lending facilities on terms similar to the existing facilities, it may have a material adverse effect on our ability to continue to fund our operations, including our ability to repay indebtedness, including the Securities.

     To generate cash for the funding of our operations we rely on our ability to aggregate and sell loans and leases as asset-backed securities through transactions known as securitizations. Our ability to complete securitizations is dependent upon:

     o general conditions in the securities markets;

     o specific conditions in the asset-backed security markets; and

     o the quality of our loan and lease portfolios.

Adverse changes in these conditions or the quality of our loan and lease portfolios may adversely impact the timing of our securitization transactions and our ability to complete securitizations on terms that are satisfactory to us. Any substantial reduction in our ability to complete securitizations could adversely affect our results of operations and financial condition.

Restrictions on Our Ability to Receive Funds From Our Bank and Insurance Subsidiaries May Adversely Affect Our Liquidity

     We conduct most of our business operations through our wholly-owned subsidiaries, including our insurance companies and our two depository subsidiaries, Advanta National Bank and Advanta Bank Corp. Our depository institutions and insurance companies are subject to significant state and federal regulation that, among other things, restrict our ability to receive dividends and loans from them. Among those restrictions are the following:

     o Banking regulations limit the amount of dividends that our depository subsidiaries may pay to us.

     o Insurance regulations in the State of Arizona, where our insurance subsidiaries are incorporated, restrict the amount of dividends that any of our insurance subsidiaries may distribute to us in any twelve-month period without the prior consent of the State of Arizona Department of Insurance.

     o Sections 23A and 23B of the Federal Reserve Act restrict the ability of our depository institutions to transfer funds to us and certain of our affiliates in the form of loans, extensions of credit, investments or purchases of assets. These regulations also require generally that transactions between our depository subsidiaries and us be on terms no less favorable to the depository subsidiaries than comparable transactions with unrelated third parties. Similarly, transfers of funds in any twelve-month period by any one depository subsidiary to us or to any single affiliate may not exceed 10% of the depository subsidiary's capital and surplus, and transfers to all affiliates in any twelve-month period may not exceed 20% of its capital and surplus.

     o We must comply with certain collateral requirements when obtaining loans or other extensions of credit from our affiliated depository institutions.

The limitations on our ability to obtain funds from our depository and insurance subsidiaries affect the amount of cash we may have available at any time and may adversely affect our financial condition, including our ability to make interest and/or principal payments on the Securities.

Subordination of the Securities to Indebtedness of Subsidiaries

     According to state and federal regulations that govern our depository and insurance subsidiaries, our right to receive any distribution of assets from any of these subsidiaries if they liquidate their assets or undergo a reorganization or other similar transaction is subject to the prior claims of creditors of the subsidiary, unless we are recognized as a creditor of the subsidiary. Consequently, the Securities will be effectively junior in right of repayment to all of the existing and future liabilities of our depository and insurance subsidiaries. At December 31, 1998, our subsidiaries had total liabilities (excluding liabilities owed to us) of approximately $2 billion. The indenture does not limit the amount of secured or unsecured debt that we or any of our subsidiaries may incur. See "Description of Securities -- Provisions Relating to All Securities -- Aggregate Indebtedness."

Regulation of the Banking and Financing Industries May Impact Our Profitability By Increasing the Cost of Doing Business

     Our banking and finance businesses in general, and our banking and insurance subsidiaries in particular, are subject to extensive federal and state regulation. Our lending activities are subject to regulation under various federal and state laws including the following:

     o the Truth-in-Lending Act;

     o the Equal Credit Opportunity Act;

     o the Home Mortgage Disclosure Act;

     o the Community Reinvestment Act;

     o the Electronic Funds Transfer Act;

     o the Real Estate Settlement Practices Act; and

     o the Fair Credit Reporting Act.

Certain of these statutes and regulations also apply to our leasing activities. In addition, the subsidiaries through which we conduct our home equity lending businesses are required to be licensed, and are subject to regulation in various states as mortgage bankers, mortgage brokers, and originators, sellers and servicers of mortgage loans. We are also subject to examinations by federal and state regulatory authorities with respect to originating, processing, underwriting, selling and servicing home equity loans. Failure to comply with these statutory and regulatory requirements can lead to, among other remedies, termination or suspension of licenses, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

     We have implemented systems and procedures for compliance with these requirements and we believe that we are in compliance in all material respects with applicable local, state and federal laws, rules and regulations. However, we cannot be certain that more restrictive laws, rules and regulations will not be adopted in the future that could make compliance more difficult or expensive.

Risks Associated with Maintaining Portfolios of Home Equity Loans and Making Loans to Non-Conforming Borrowers May Cause Uncertainty in Our Future Profitability

     Certain risks are associated with maintaining portfolios of home equity loans. These risks are inherent to every lender and involve potential increases in credit losses. Any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowings. It also increases the loan-to-value ratios of loans previously made by us. The consequence is a weakening of collateral coverage and an increase in the possibility of a loss if a borrower defaults.

     In addition, we market home equity loans to borrowers who, for one reason or another, are not able, or do not wish, to obtain financing from more traditional sources. Loans made to these borrowers entail additional risks and uncertainties not present in traditional types of loans. As a result, we may experience higher delinquency rates and losses than those experienced by other lenders if adverse economic conditions occur. While we use underwriting standards and collection procedures designed to help overcome the higher credit risk associated with lending to these borrowers, we cannot be certain that these standards or procedures will offer adequate protection against this risk. We also regularly review our loan and lease portfolio to evaluate the adequacy of the reserves we establish for anticipated credit losses. This evaluation takes into account a number of factors including the credit quality of our loan portfolio, past experience, current economic conditions and changes in the composition of our loan portfolio. We believe that we establish adequate reserves for credit losses. However, if loans we manage experience higher delinquencies, foreclosures or losses than anticipated, our reserves could be inadequate and our results of operations or financial condition could be adversely affected.

Risks Associated with Leasing Activities May Cause Uncertainty in Our Future Profitability

     There are risks inherent in our leasing activities which differ in certain respects from those existing in our mortgage and other businesses. Our equipment leases are generally secured by a lien on the leased equipment. However, it is possible that the value of the leased equipment will be impaired due to damage, destruction or technological obsolescence before the termination of the lease. The consequences of this impairment to the value of our collateral may adversely impact our financial results.

Market Risk; Changes in Interest Rates May Adversely Affect Profitability

     Our profitability may be affected by fluctuations in interest rates, changes in economic conditions, shifts in consumer behavior and other factors. Any decline in interest rates could reduce the amounts that we can earn on our newly originated loans and leases. A decline in interest rates could also result in an increase in prepayments which could decrease the size of our loan portfolio if we are unsuccessful in originating new loans. Changes in economic conditions and shifts in customer behavior are difficult to predict, and our financial performance generally cannot be insulated from these forces. We continually analyze the impact of interest rate risk and attempt to reduce its impact on our profitability. Among other things, we:

     o enter into hedging transactions to reduce interest rate risk;

     o periodically securitize our loans and leases;

     o buy and sell assets;

     o alter the mix and term structure of our funding base; and

     o change our investment portfolio from time to time.

Although we believe that these are effective methods of minimizing interest rate risk, there can be no assurance that they will reduce that risk in the future or that our financial condition would not be adversely affected by changes in interest rates or other economic conditions.

Litigation

     On January 22, 1999, Fleet Financial Group, Inc. and certain of its affiliates ("Fleet") filed a complaint against Advanta and certain of its affiliates relating to the transaction with Fleet that closed on February 20, 1998 in which Advanta contributed most of its consumer credit card business to a limited liability company controlled by Fleet. The complaint centers on post-closing adjustments to the transaction and other matters relating to the transaction with Fleet. We believe that the lawsuit is inappropriate and without merit. On February 16, 1999, we filed an answer to the complaint in which we denied all of the substantive allegations in the complaint and we filed counterclaims against Fleet seeking damages. Although we do not expect this lawsuit to have any material adverse impact on our business, because of the uncertainties of the legal process and the significant legal and other expenses associated with litigation, including the time and effort that will be spent by Advanta personnel involved in defending the litigation, there can be no assurance that this lawsuit will not have a material adverse impact on our operations or financial condition.

     Advanta and its subsidiaries are involved in other legal proceedings, claims and litigation arising in the ordinary course of our business. Although the ultimate resolution of these proceedings cannot be predicted, we believe that the resolution of these proceedings will not have a material adverse impact on our financial condition or results of operations.

Competition May Impact Growth and Profitability

     We face intense competition from numerous other providers of financial services. Many of these companies are substantially larger and have more capital and other resources than we do. Although we believe we are generally competitive in most of the geographic areas in which we offer services, we cannot be certain that we will be able to market our services successfully. Our ability to grow our businesses and obtain adequate returns on loans may be adversely impacted by the competition that now exists or may develop in the future.

Year 2000 Readiness Disclosure; Risk of Failure of Systems Due to Year 2000

     Many existing computer programs use only two digits, instead of four, to identify a year in the date field. As a result, they may not recognize the upcoming change in the century. The "Year 2000 Issue" affects computer and information technology ("IT") systems, as well as non-IT systems which include embedded technology that have date sensitive programs that may not properly recognize the year 2000 or beyond. If the systems and products we use are not properly equipped to recognize the year 2000, our IT systems and non-IT systems could fail or create erroneous results. This could cause us to experience a temporary inability to process transactions, originate loans or leases, service the loans of third parties and engage in other normal business activities. Under these circumstances, the Year 2000 Issue could have a material adverse effect on our products, services, operations and financial results.

     We are engaging in an ongoing effort to assess the impact of the Year 2000 Issue on our operations and to implement appropriate responses and remedies in the event any of our computer systems and applications or those of third parties with whom we maintain significant business relationships are not compliant. We believe that the Year 2000 Issue will not pose significant operational problems for us and will not have a material adverse effect on our future financial condition, liquidity or results of operations. In addition, to date, we are not aware of any material third party business relationship, product or system with a Year 2000 problem that we believe would have a material adverse effect on us. However, we cannot be certain that the systems and products used by third parties with whom we maintain significant business relationships will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with our systems, would not result in a material adverse effect on our operations.

                                  THE COMPANY

     Advanta is a highly focused financial services company which, at December 31, 1998, had 2,700 employees, over $12 billion in managed assets and $8.3 billion in assets serviced for third parties. We provide consumers and small businesses with innovative products and services including mortgages, equipment leases, business credit cards and insurance and deposit products. Advanta also provides a full range of services to the mortgage industry, including loan purchasing, contract servicing for third parties and securitization services.

Advanta Mortgage

     Advanta Mortgage, a business unit of Advanta, capitalizes on numerous niche opportunities primarily in the home equity industry by offering a broad range of services to consumers, brokers and other originators of home equity loans throughout the country. Advanta Mortgage originates, purchases, securitizes, and services non-conforming first and second lien home equity loans, and home equity lines of credit, directly through subsidiaries of Advanta, including Advanta National Bank, Advanta Bank Corp. and Advanta Mortgage Corp. USA.

     Loan production is generated through multiple distribution channels. Home equity loans and home equity lines of credit are originated directly from consumers using targeted direct mail and direct response television and radio techniques, and through a branch office system of 56 branches throughout the country. First and second mortgage loans are also originated through a broker network, correspondent relationships and purchases from other financial institutions.

     In addition to servicing and managing the loans it originates, Advanta Mortgage contracts with third parties to service their home equity loans. Advanta bears no risk of credit loss on this portfolio.

Advanta Business Services

     Advanta Business Services ("ABS"), a business unit of Advanta, offers flexible lease financing programs on small-ticket equipment and business credit cards to small businesses. Advanta Business Services is one of the nation's leading providers of these products to small businesses.

     The commercial equipment leasing business is generated primarily through third party referrals from manufacturers or distributors of equipment as well as independent brokers. Most contact with these referral sources is made through extensive direct marketing operations.

     The primary markets of the leasing business include office machinery, security systems and computers. ABS has also expanded its presence into additional market segments. The most significant of these are leasing programs for certain industrial and agricultural equipment and programs for leasing equipment to agencies of state and local governments. Additionally, ABS has expanded its National Accounts program which seeks referral business from larger distributors and manufacturers.

     The "Advanta Business Card" is marketed by ABS and issued by its affiliate, Advanta Bank Corp. Direct marketing techniques, primarily direct mail to prospective customers, are the source of new accounts.

Advanta Insurance Companies

     Advanta's insurance subsidiaries make available, through unaffiliated insurance carriers, specialty credit related insurance products and services to Advanta's existing customer base. The focus of these products is on the customers' ability to repay their debt in the event of certain circumstances. These products include a combined credit life, disability and unemployment program, an accidental death program and equipment insurance. Enrollment in these programs is achieved through Advanta's direct mail or telemarketing distribution channels. The lending subsidiary of Advanta that extends the loan to Advanta's customers receives a percentage of the insurance premiums collected by the unaffiliated insurance carriers.

Depository Institutions

     Advanta owns two depository institutions, Advanta National Bank ("ANB") and Advanta Bank Corp. ("ABC"). ANB is a national banking association with its headquarters and sole branch currently located in Wilmington, Delaware. ABC is an FDIC-insured industrial loan corporation with its principal executive offices located in Salt Lake City, Utah.

     Advanta offers a range of insured deposit products through ANB and ABC. Bank deposit products offered through ANB include money market savings, retail certificates of deposit and large denomination certificates of deposit (certificates of $99,000 or more). Deposit products offered through ABC include retail certificates of deposit and large denomination certificates of deposit (certificates of $99,000 or more). Consumer deposit business is generated from repeat sales to existing depositors and from new depositors attracted by newspaper advertising and direct mail solicitations.

                            ------------------------

     Advanta was incorporated in Delaware in 1974 as Teachers Service Organization, Inc., the successor to a business originally founded in 1951. In January 1988, our name was changed from TSO Financial Corp. to Advanta Corp.

How to Contact Us

     Holders of RediReserve Certificates or Notes who have customer service inquiries and potential investors who would like to receive a copy of this prospectus may call us at 1-800-223-7074 or write us at the following address:
Advanta Corp., Delaware Corporate Center - Second Floor, One Righter Parkway, Wilmington, Delaware 19803.

                                USE OF PROCEEDS

     We will use the proceeds from the sale of the Securities for general corporate purposes, including the purchase of assets from, investments in and extensions of credit to, our subsidiaries and affiliates which will use the proceeds for general corporate purposes. We also may use the proceeds to finance future acquisitions, including without limitation acquisitions of mortgage, business card and equipment lease portfolios. Presently we have no specific plans for any proposed acquisitions. Proceeds also may be used to invest in income-producing securities and other assets. The amount of Securities offered from time to time and the precise amounts and timing of the applications of the proceeds will depend upon market conditions as well as our funding requirements and those of our subsidiaries and affiliates.

     In view of our current requirements, we expect to engage periodically in additional private or public financing of a character and amount to be determined in the future and as the need arises.

                           DESCRIPTION OF SECURITIES

General

     This offering relates to the RediReserve Certificates and the Notes. The Securities will be issued under an Indenture dated October 23, 1995 (the "Indenture") between Advanta and The Chase Manhattan Bank, a corporation organized and existing under the laws of the State of New York, as successor trustee (the "Trustee"). A copy of the Indenture is filed as an exhibit to the Registration Statement of which this prospectus is a part. The following statements are brief summaries of certain provisions of the Indenture, and are subject to the detailed provisions of the Indenture. You should refer to the Indenture for a complete statement of those provisions. Whenever this prospectus refers to particular provisions of the Indenture or terms defined in the Indenture, those provisions or definitions are incorporated by reference as part of the statements made in this prospectus, and the statements are qualified in their entirety by that reference. Parenthetical Section and Article references appearing below refer to Sections and Articles of the Indenture.

     The Indenture may be modified as described below. Additionally, Advanta reserves the right to terminate this offering, or modify the terms of the offering or the Securities, at any time, by an appropriate amendment or supplement to this prospectus. No modification will affect the rights of the holders of then outstanding Securities, except that, at Advanta's election:

           o the principal amount holders may be required to maintain in existing RediReserve Certificates may be increased or decreased, after 30 days' notice;

           o the minimum amount holders of RediReserve Certificates may withdraw may be increased or decreased, after 30 days' notice; and

           o certain service charges may be imposed or modified as described under "Description of Securities -- Provisions Relating to RediReserve Certificates -- Service Charges."

     The Securities are not secured by any collateral or lien. There are no provisions for a sinking fund.

Provisions Relating to RediReserve Certificates

     Form; Non-negotiability and Statements: RediReserve Certificates are not negotiable and are not evidenced by any promissory note issued to the holder. Each purchaser of a RediReserve Certificate will receive a confirmation of the transaction that evidences ownership of the RediReserve Certificate, but this confirmation will not be a negotiable instrument, and the holder can not transfer rights of ownership in a RediReserve Certificate by mere endorsement and delivery of this confirmation to a purchaser. Each holder of a RediReserve Certificate will receive, at the end of each month during which there is any investment, withdrawal or payment or credit of interest, a statement indicating the transactions affecting the holder's RediReserve Certificate.

     Advanta maintains a register to record the owner(s) of each outstanding RediReserve Certificate and may treat the person(s) whose name(s) is (are) so recorded as the owner(s) of the RediReserve Certificate for all purposes. Ownership of a RediReserve Certificate may be transferred on the register only by written notice to Advanta signed by the holder(s) or the duly authorized representative(s) of the holder(s) on a form to be supplied by Advanta. (Article Three) A holder may not pledge, assign or hypothecate any RediReserve Certificate as collateral for a loan or otherwise.

     Denomination and Minimum Purchase: As of the date of this prospectus, the minimum initial purchase of a RediReserve Certificate is $5,000. Additional purchases of RediReserve Certificates may be in any amount. From time to time, Advanta may in a prospectus supplement increase or decrease the minimum purchase amount or minimum balance required (as described below) for RediReserve Certificates.

     Interest on RediReserve Certificates: The interest rate we pay and the annual percentage yield ("APY") on any particular RediReserve Certificate depends on the tier into which the end-of-the-day balance of that RediReserve Certificate falls. Different interest rates and APYs may apply to RediReserve Certificates depending upon which of the following tiers the end-of-the-day balance of a RediReserve Certificate falls:

           o $100.00 to $4,999.99

           o $5,000.00 to $24,999.99

           o $25,000.00 to $49,999.99

           o $50,000.00 and above

We will not pay interest for any day on which the end-of-the-day balance of a RediReserve Certificate is less than $100. The interest rate and APY is determined separately for each RediReserve Certificate, regardless of the number of RediReserve Certificates a holder may own. The interest rates and APYs for each tier may change from week to week and will apply to outstanding RediReserve Certificates. We will set interest rates for each tier each Sunday, and they will be in effect through the following Saturday. We will set interest rates at our discretion, however interest rates for each one-week period commencing on Sunday will be at least equal to the rate of the Thirteen Week U.S. Treasury Bills auctioned on the immediately preceding Monday less one percent. The interest rates will be paid on the entire end-of-the-day balance of a RediReserve Certificate for each day the end-of-the-day balance of that RediReserve Certificate is $100 or more. Investors may inquire concerning the interest rates then being paid on outstanding RediReserve Certificates by writing or telephoning us at Advanta Corp., Delaware Corporate Center - Second Floor, One Righter Parkway, Wilmington, Delaware 19803, telephone 1-800-223-7074.

     Interest is compounded daily on a 365-day basis and is added monthly to the principal balance of a RediReserve Certificate. Except as noted below, we will not pay interest accrued during each monthly period by check. Instead, we will add the interest to the principal balance of the RediReserve Certificate. Interest accrues on the principal balance of each RediReserve Certificate up to but not including the date of redemption. If a holder redeems in full the entire amount of a RediReserve Certificate, we will pay by check all interest that is accrued and not previously added to the principal balance of that RediReserve Certificate as soon as practicable after redemption.

     Minimum Balance Requirement for RediReserve Certificates: We will not pay interest on a RediReserve Certificate for any day the end-of-the-day balance of that RediReserve Certificate is less than $100. Advanta may elect to charge a service fee of $10 for any statement period during that the average end-of-the-day balance of a RediReserve Certificate is less than $100. If a holder owns more than one RediReserve Certificate, the service fee may be charged for each RediReserve Certificate that has an average end-of-day balance of less than $100 during a statement period. We have the right to increase or decrease the minimum principal amount that must be maintained in a RediReserve Certificate. We may apply the increase or decrease, at our election, to RediReserve Certificates outstanding as of the date of the increase or decrease as well as to RediReserve Certificates issued after the increase or decrease. We must give the holders of

RediReserve Certificates that are outstanding as of the date of any increase in this service fee at least 30 days' advance written notice if we elect to increase the minimum principal amount that must be maintained in those RediReserve Certificates.

     Redemption at the Holder's Election: A holder may require redemption of all or a portion of a holder's RediReserve Certificate at any time subject to any established minimum redemption amount. Upon demand by the holder, the holder will be paid for the full amount of the RediReserve Certificate for which the holder requests redemption. This demand must be received by Advanta at our principal place of business or such other place as we may designate for this purpose. Advanta may delay payment on redemption of a newly purchased RediReserve Certificate for whatever time is necessary to assure that we have received the full purchase price of the RediReserve Certificate -- for example, until a check given to us in payment for the RediReserve Certificate clears.

     From time to time Advanta may establish, in its sole discretion, minimum amounts for redemptions of RediReserve Certificates. Advanta will give holders of RediReserve Certificates 30 days' notice before establishing any such minimum or increasing a previously established minimum redemption amount. A holder may redeem in full a RediReserve Certificate at any time regardless of the established minimum redemption amount.

     Redemption by Draft: Subject to any established minimum redemption amount, a holder may elect to make redemptions by draft payable to the order of any payee. At the request of a holder, Advanta will provide drafts drawn on it that will be payable through one of its subsidiary banks, or a successor bank. All authorized signers on a RediReserve Certificate must submit specimen signatures to Advanta and must agree to abide by our rules and regulations pertaining to RediReserve Certificates. Certain banks may not provide cash at the time of deposit of a draft, but will wait until they have received payment from Advanta's subsidiary bank. When a draft is presented to the subsidiary bank for payment, the subsidiary bank, as agent of the holder, will cause Advanta to redeem a sufficient amount from the holder's RediReserve Certificate to cover the amount of the draft. If a holder of more than one RediReserve Certificate wishes to redeem less than all of that holder's RediReserve Certificates, then the holder must direct Advanta as to which of the holder's RediReserve Certificates to redeem in whole or in part. Interest continues to accrue on the amount of a RediReserve Certificate covered by a draft until the draft is presented to the subsidiary bank for payment. The subsidiary bank will return a draft if the amount of collected funds in the holder's RediReserve Certificate is insufficient to cover the draft or if the signature(s) on the draft is (are) not, in our judgment, the same as the specimen signature(s) previously submitted to us. We reserve the right to charge a fee for the dishonor of a draft or for a stop payment order.

     Neither Advanta nor the subsidiary bank will return canceled drafts to the holders of RediReserve Certificates, although Advanta will provide a holder with copies of drafts requested by the holder upon payment of a service charge. Holders of RediReserve Certificates will receive statements as described under "Form; Non-negotiability and Statements" above, which will reflect draft transactions.

     Advanta will charge holders a $15 service fee for each draft presented in excess of four drafts during any statement period.

     Redemption at Advanta's Election: Advanta may, at its election, redeem any RediReserve Certificate either as a whole or, from time to time, in part, upon not less than 30 days' written notice to the holder, at the principal amount of the RediReserve Certificate without premium, plus interest accrued to the date of redemption and not previously added to the principal balance of the RediReserve Certificate. Accrued interest on a redeemed RediReserve Certificate will be paid as soon as practicable after redemption.

     Service Charges: Advanta will charge a service fee of $10 per statement period during which the average end-of-the-day balance of a RediReserve Certificate is less than $100. In addition, Advanta will charge a service fee of $15 per redemption draft in excess of four drafts per statement period on any RediReserve Certificate. Advanta also reserves the right to assess charges for the dishonor of a draft or for a stop payment order and, upon 30 days' written notice to the holder, to assess charges for certain other services provided with respect to RediReserve Certificates, including but not limited to providing a holder with a copy of a canceled draft. Upon 30 days' written notice to the holder, Advanta also may increase any existing service charge.

Provisions Relating to Notes

     Maturities: We may offer from time to time Notes which have maturities of 91 days, six months, one year, 18 months, two years, 30 months, or three, four, five, seven or ten years after their respective dates of issue.

     Form and Denominations: The Notes will be uncertificated and evidenced by a confirmation of book entry and a statement issued by Advanta to each holder.

     Confirmations and statements issued by Advanta are not negotiable instruments. No rights of ownership can be transferred by mere endorsement and delivery of a confirmation or statement. Advanta maintains a register to record the owner(s) of each outstanding Note and may treat the person(s) whose name(s) is (are) so recorded as the owner(s) of the Note for all purposes. Holders may transfer ownership of a Note on Advanta's register only by written notice to Advanta signed by the owner(s), or the owner's duly authorized representative, on a form to be supplied by Advanta. As of the date of this prospectus, the minimum denomination for the purchase of a Note is $5,000. Holders may not pledge, assign or hypothecate the Notes as collateral for a loan or otherwise. Holders may purchase Notes in minimum denominations to be determined, from time to time, by Advanta. Holders may not accumulate separate purchases to satisfy the minimum denomination requirements.

     Interest: From time to time, Advanta will fix the interest rates payable on the Notes based on market conditions and Advanta's financial requirements. Once determined, the rate of interest payable on a Note will remain fixed until the Note matures or is redeemed by the holder. Advanta will compound interest daily on all Notes.

     We will pay interest on 91 Day and Six Month Notes only at maturity. We will pay interest on One Year, 18 Month, Two Year, 30 Month, and Three, Four, Five, Seven and Ten Year Notes monthly, quarterly, semiannually, annually or at maturity, at the holder's election. A holder may change this election one time during the term of the Note, except that holders of One Year Notes may not change this election during the term of the One Year Note.

     Automatic Extension: If Advanta does not give notice of redemption of a Note at least seven Business Days prior to maturity, and if the Note is not redeemed or converted to another term at the request of the holder within seven Business Days after maturity, we will extend the Note automatically for a period equal to the original term if the Note has a principal amount of $2,500 or more and Notes of the same term and denomination are then being offered. As used in this prospectus, "Business Day" means any day that is not a Saturday, a Sunday, a federal banking holiday or other day on which Advanta is not open for business. If a Note is renewed as described above, except as otherwise described in a prospectus supplement, the Note will have the same provisions, including provisions relating to payment, except that the interest rate payable during any renewed term will be the interest rate, as of the renewal date, that is being offered by Advanta on Notes of the same term and denomination as the maturing Note. If Notes of the same term and denomination are not then being offered, the maturing Note will not renew and will be redeemed unless we receive instructions from the holder to renew the maturing Note with a new Note with a term that is currently being offered. Advanta will give each holder of a Note notice of the Note's maturity at least seven Business Days prior to the maturity date. If Advanta gives notice to a holder of Advanta's intention to redeem a Note at maturity, no interest will accrue after the date of maturity. Likewise, if a holder submits a written request for redemption within seven Business Days after its maturity date, no interest will accrue after the date of maturity. We will redeem automatically any Note with a principal amount that is less than $2,500 at maturity.

     No Redemption by Advanta: We have no right to redeem a Note prior to its maturity date as originally stated or as it may be extended. Redemption of a Note by Advanta at maturity requires that we give notice of the redemption at least seven Business Days prior to the maturity date. The holder of a Note has no right to require us to redeem a Note except as described below.

     Redemption by the Holder on Death or Total Permanent Disability: We will redeem a Note at the election of an individual holder, following the total permanent disability of the holder, or at the election of his or her estate following his or her death, as established to our satisfaction. If two or more persons are joint holders of a Note, the election to redeem may be made by any holder after the death or total permanent disability of any holder, as established to our satisfaction. The redemption price, in the event of death or total permanent disability, is the principal amount of the Note plus accrued and unpaid interest up to but not including the date of redemption.

     We may modify the policy on redemption upon death or total permanent disability. Any modification of this policy will be set forth in a prospectus supplement. However, no modification will affect the right of redemption applicable to any Note that was purchased prior to the modification.

     Liquidity: Although holders have no contractual right to redeem a Note prior to maturity, except in the event of death or total permanent disability as described above, Advanta, in its sole discretion, may honor a written request for early redemption. Should Advanta elect to do so, we will impose a penalty that is the higher of:

           o 90 days' compounded interest at the actual rate of interest borne by the Note on the amount being redeemed; or

           o the "Economic Replacement Value." As used in this prospectus, "Economic Replacement Value" means the approximate cost, if any, that Advanta would incur to replace the money that is redeemed early by a holder.

     When we issue a Note, we plan to use the invested funds for the full term of the Note. When a holder redeems all or part of his or her Note early, we must replace those funds by issuing a new Note in the principal amount of, and with a maturity that is at least equal to, the remaining term of the redeemed Note. If current interest rates on Notes are higher than the rate on the redeemed Note, there is an additional cost, in the form of additional interest, that we must incur to replace those funds.

     To calculate the Economic Replacement Value for an early redeemed Note, Advanta will first determine the "Calculation Rate." The "Calculation Rate" means either (1) the interest rate, on the date of early redemption, that Advanta has posted for a Note with a maturity that matches exactly the remaining term of the Note that is being redeemed, or (2) if the remaining term of the Note that is being redeemed does not exactly match one of the maturities then offered by Advanta, the interest rate, on the date of early redemption, that Advanta has posted for a Note with a maturity that is the next longest. The amount, if any, by which the Calculation Rate exceeds the rate on the Note that is being redeemed is expressed as a percentage and is called the "Excess Spread." The Excess Spread, the principal amount being redeemed and the actual number of days remaining until maturity are used to calculate the Economic Replacement Value. This calculation is computed on a compounded basis, consistent with the interest method of the Note that is being redeemed. Under either calculation method, early redemption may result in a loss of principal.

Provisions Relating to All Securities

     Interest Accrual Date: Interest on the Securities accrues from the date of purchase. The date of purchase is deemed to be the date Advanta receives funds that are received prior to 3:00 p.m., Eastern Time, on a Business Day, or the next Business Day if Advanta receives the funds on a non-Business Day or after 3:00 p.m., Eastern Time, on a Business Day.

     Interest Withholding: We will withhold 31% of any interest paid to any investor who has not provided Advanta with a fully executed Form W-9 or satisfactory equivalent.

     Additional Interest: In addition to the interest rates payable as described above, Advanta may make such additional payments of interest, premiums or other benefits ("Additional Interest") on the Securities, in the amounts, in the form, on the terms and at the times as Advanta may determine from time to time. Advanta may modify or discontinue Additional Interest payments at any time. For example, Advanta may limit Additional Interest payments to only new investors, or to only current investors who are increasing or renewing their investments in the Securities. Also, Advanta may limit Additional Interest to only current or new investors residing in one or more states or localities where Advanta is authorized to sell the Securities.

     Aggregate Indebtedness and Additional Securities: The Indenture does not limit the amount of indebtedness that may be outstanding under the Indenture at any one time or the amount of any class of Securities that may be outstanding at any one time. Advanta has issued other Securities under the Indenture pursuant to prior registration statements. The aggregate principal amount of such Securities issued and outstanding at December 31, 1998 was approximately $145,559,000. Advanta may offer from time to time, under the Indenture, additional classes of securities with terms and conditions different from the Securities offered in this prospectus, except that no security issued under the Indenture may be senior to the Securities offered in this prospectus. If required by applicable laws and regulations, Advanta will supplement this prospectus if and when it decides to offer to the public any additional class of Security under the Indenture.

     Modification of Indenture: The Indenture may be modified by Advanta and the Trustee at any time with the consent of the holders of at least a majority in principal amount of the Securities then outstanding. However, no modification of the Indenture may be made that will:

           o affect the terms of payment or the principal of any Security, unless the holder of the Security consents; or

           o reduce the percentage of holders of Securities whose consent is required to modify the Indenture.

     Advanta and the Trustee may enter into supplemental indentures, without action by the holders of Securities, that add covenants or agreements of Advanta for the protection of the holders of Securities, that clarify any ambiguity or correct any defect in the Indenture, consistent with its terms, or that modify provisions of the Indenture provided that the modifications do not have a material adverse effect on the interest of the holders of outstanding Securities. (Article Nine)

     Place and Method of Payment: Principal and interest on the Securities will be payable at the office of Advanta, as it may be established from time to time, or at such other place as Advanta may designate for that purpose; provided, however, that payments may be made at the option of Advanta by check or draft mailed to the person entitled to the payments at his or her address appearing in the register that Advanta maintains for that purpose. (Sections 307 and 1002)

     Events of Default: An Event of Default is defined in the Indenture as being any of the following:

           o default in payment of principal on any of the Securities under the Indenture that has not been cured;

           o a default for 30 days in payment of any installment of interest on a Security; or

           o certain events of bankruptcy, insolvency or reorganization or default in the performance or breach of any covenant or warranty of Advanta in the Indenture and continuance of the default in performance or breach for a period of 60 days after notice of the default has been received by Advanta from the Trustee or from the holders of 25% in principal amount of the outstanding Securities.

     Advanta is required to file annually with the Trustee an officer's certificate as to the absence of certain defaults under the terms of the Indenture. The Indenture provides that the holders of a majority in aggregate principal amount of the applicable Securities then outstanding may, on behalf of all holders, waive any past default or Event of Default except in payment of principal or interest on the Securities and certain other specified covenants or provisions. (Article Five)
                                       18

     Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of Securities, unless the holders of Securities have offered to the Trustee reasonable indemnity. (Section
601) Subject to such provisions for the indemnification of the Trustee, the holders of a majority in principal amount of the Securities at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred on the Trustee. The Indenture contains certain limitations on the right of individual holders of Securities to institute legal proceedings in the event of Advanta's default. (Sections 507 and 512)

     Liquidity: We do not expect that there will be a trading market for the RediReserve Certificates or the Notes.

     Certain Covenants: Advanta has entered into certain covenants including a covenant that it will not consolidate or merge with or into any other corporation, unless the other corporation expressly assumes the obligations of Advanta under the Indenture. (Article Eight) The Indenture contains no covenants or other provisions to afford protection to holders of Securities in the event of a highly leveraged transaction or a change in the control of Advanta.

     Exchanges: Advanta, in its discretion, may offer and/or accept outstanding Securities in exchange for other Securities issued under the Indenture. (Section
305)

     Concerning the Trustee: The Trustee may resign at any time, may be removed by the holders of a majority of the principal amount of outstanding Securities or, upon the occurrence of certain contingencies relating generally to the insolvency of the Trustee or the Trustee's ineligibility to serve as such under the Trust Indenture Act of 1939, as amended, may be removed by Advanta or by a court of competent jurisdiction upon petition of a holder of Securities. However, no resignation or removal of the Trustee may become effective until a successor Trustee has accepted the appointment as provided in the Indenture. (Sections 607 and 608) The Trustee or one of its subsidiaries or affiliates currently serves as trustee under other indentures that govern other outstanding debt securities of Advanta or its affiliates, acts as transfer agent in connection with Advanta's dividend reinvestment program and is a counterparty to several interest rate swap transactions with Advanta. Advanta and its subsidiaries reserve the right to enter into additional banking relationships with the Trustee and its subsidiaries and affiliates in the future.

     Satisfaction and Discharge of Indenture: The Indenture may be discharged upon the payment of all RediReserve Certificates and Notes outstanding under the Indenture and any additional securities outstanding under the Indenture or upon deposit in trust of funds sufficient for such payment, plus compliance with certain formal procedures described in the Indenture. (Article Four)

     Reports: Advanta publishes annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. Advanta will send copies of such reports to any holder of Securities who requests them orally or in writing.

     Variations in Terms and Conditions: Advanta reserves the right from time to time to offer different Securities and to vary the terms and conditions of the offer, including, but not limited to, minimum balance requirements for RediReserve Certificates and minimum denominations, additional interest payments and service charges for all Securities, depending upon the state or locality where the purchaser resides, the purchaser's tenure as an investor with Advanta or whether an investor is increasing or renewing his or her investment in Securities. In addition, Advanta may vary certain terms and conditions of the RediReserve Certificates and/or Notes for its employees and the employees of its subsidiaries.

     Compliance With Rule 14e-1: Any purchase of Securities by Advanta will be accomplished in compliance with Section 14(e) of the Exchange Act and Rule l4e-1 promulgated under the Exchange Act, if applicable.

                   A SPECIAL NOTE ABOUT CERTAIN OTHER ADVANTA
                 DEBT SECURITIES NOT COVERED BY THIS PROSPECTUS

     Advanta may from time to time offer notes (the "Value Notes") under a separate retail note program. If offered by Advanta, Value Notes would be offered on a continuous basis for sale through one or more agents, each of which would agree to use its reasonable efforts to solicit offers to purchase the Value Notes. While the Value Notes are expected to be comparable in many ways to the Notes described in this prospectus, rates on the Value Notes for comparable maturities and certain other terms and conditions of the Value Notes, may be different from those for the Notes described in this prospectus. The Value Notes are expected to be DTC eligible book-entry notes and, unlike the Notes (for which there is no secondary market), the agents may, from time to time, purchase and sell the Value Notes in the secondary market, although they would not be obligated to do so.

     The information provided in this section is meant only to avoid confusion between the Notes offered by this prospectus and any Value Notes that Advanta may offer in the future. The information provided in this section does not constitute an offer to sell or the solicitation of an offer to buy the Value Notes. The Value Notes may be issued only pursuant to a current prospectus relating to the Value Notes.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the Securities is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change or possible differing interpretations, which could apply retroactively, so as to result in United States federal income tax consequences different from those discussed below. This summary deals only with Securities held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Securities as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Securities should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership, and disposition of the Securities arising under the laws of any other taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of the Securities that is for United States federal income tax purposes:

           o a citizen or resident of the United States;

           o a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

           o an estate the income of which is subject to United States federal income taxation regardless of its source;

           o a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries having authority to control decisions of the trust; or

           o any other person whose income or gain in respect of the Securities is effectively connected with the conduct of a United States trade or business.

U.S. Holders

     Payments of Interest: Payments of interest on the Securities generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received, actually or constructively (in accordance with the U.S. Holder's regular method of tax accounting.) Holders of Notes with 91 day and 6 month maturities and holders of One Year Notes who wish to receive tax deferred status will have interest credited only at maturity or on the date of early withdrawal. Holders of other term Notes may elect to receive payments of interest at monthly, quarterly, semi-annual or annual intervals, or at maturity. The interest payment option election may be changed once during the term of the Note, except that holders of One Year Notes may not change this election during the term of the One Year Note. If no interest payment option is elected, interest will be credited to your account on December 31. All interest, credited or accrued, will be reported to the Internal Revenue Service as of December 31. With respect to tax-deferred Notes, interest will be both credited and paid only at maturity or upon early redemption and will be reported to the IRS for the year in which maturity or early redemption occurred.

     Disposition of Securities: Upon the sale, exchange or retirement of a Security, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Security. A U.S. Holder's adjusted tax basis in a Security generally will equal the U.S. Holder's initial investment in the Security increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any principal payments, and in the case of a Security issued with original issue discount, any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Security. The maximum capital gains rates for individuals with respect to gain recognized upon the disposition of capital assets held for more than one year is 20%. Thus, gain recognized by a Holder upon the disposition of a Security may be subject to the more favorable capital gains rates depending in part upon the Holder's holding period for the Security. Holders should consult their own tax advisors with respect to the tax consequences to them of the disposition of the Securities. The distinction between capital gain or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

     If a U.S. Holder disposes of only a portion of a Security pursuant to a redemption or repayment, such disposition will be treated as a pro rata prepayment in retirement of a portion of a debt instrument. Generally, the resulting gain or loss would be calculated by assuming that the original Security being tendered consists of two instruments, one that is retired (or repaid), and one that remains outstanding. The adjusted issue price, the U.S. Holder's adjusted basis and the accrued but unpaid original issue discount of the Security, determined immediately before the disposition, would be allocated between these two instruments based on the portion of the instrument that is treated as retired by the pro rata prepayment.

Backup Withholding and Information Reporting

     Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest on the Securities, and to payments of proceeds of the sale or redemption of the Securities, to certain non-corporate U.S. Holders. Advanta, its agent, a broker, the relevant Trustee or any paying agent, as the case may be, will be required to withhold from any payment a tax equal to 31 percent of such payment if the U.S. Holder fails to furnish or certify his or her correct taxpayer identification number (social security number or employer identification number) to the payor in the manner required, fails to certify that such U.S. Holder is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a Holder may be credited against such Holder's United States federal income tax and may entitle such Holder to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

     The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. Holders should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of the Securities, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

                              PLAN OF DISTRIBUTION

     Advanta may sell the Securities being offered in this prospectus (1) directly to purchasers; (2) through agents; (3) through underwriters; (4) through dealers; or (5) through a combination of any these methods of sale.

     Except as otherwise indicated in the prospectus supplement, Advanta will sell the Securities directly, without an underwriter or selling agent, and the Securities will be sold by employees of Advanta who, under Rule 3a4-1(a) of the Exchange Act, are deemed not to be brokers. In accordance with the provisions of Rule 3a4-1(a), employees of Advanta who sell Securities will not be compensated by commission, will not be associated with any broker or dealer and will limit their activities so that, among other things, they do not engage in oral solicitations of, and comply with certain specified limitations when responding to inquiries from, potential purchasers.

     The distribution of the Securities may be effected from time to time in one or more transactions: (1) at a fixed price or prices, which may be changed; (2) at market prices prevailing at the time of sale; (3) at prices related to the prevailing market prices; or (4) at negotiated prices.

     Offers to purchase Securities may be solicited directly by Advanta or by agents designated by Advanta from time to time. Any agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this prospectus is delivered will be named, and any commissions payable by Advanta to that agent will be identified in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis.

     If Advanta uses an underwriter or underwriters in the sale of the Securities being offered in this prospectus, Advanta will execute an underwriting agreement with the underwriter(s) at the time of sale to it or them, and the name(s) of the underwriter(s) and the terms of the transaction will be included in the prospectus supplement, which will be used by the underwriter(s) to make resales of the Securities in respect of which this prospectus and the prospectus supplement are delivered to the public.

     If Advanta uses a dealer in the sale of the Securities being offered in this prospectus, Advanta will sell those Securities to the dealer, as principal. The dealer may then resell the Securities to the public at varying prices to be determined by the dealer at the time of resale.

     Certain of the underwriters, dealers or agents used by Advanta in any offering of Securities under this prospectus may be customers of, including borrowers from, engage in transactions with, and perform services for, Advanta or one or more of its affiliates in the ordinary course of business.

     Underwriters, dealers, agents and other persons may be entitled, under agreements which may be entered into with Advanta, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

     If indicated in the applicable prospectus supplement, Advanta will authorize agents and underwriters to solicit offers by certain institutions to purchase Securities from Advanta at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date stated in the prospectus supplement. Each Contract will be for an amount not less than, and, unless Advanta otherwise agrees, the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to the approval of Advanta. Contracts will not be subject to any conditions except that the purchase by an institution of the Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject. A commission indicated in the prospectus supplement will be paid to underwriters and agents soliciting purchases of debt securities pursuant to Contracts accepted by Advanta.

     Until the distribution of the Securities is completed, rules of the SEC may limit the ability of the underwriters and certain selling group members, if any, to bid for and purchase the Securities. As an exception to these rules, the representatives of the underwriters, if any, are permitted to engage in certain transactions that stabilize the price of the Securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Securities.

     If an underwriter creates a short position in the Securities in connection with the offering thereof (i.e., if the underwriter sells more Securities than are set forth on the cover page of the applicable prospectus supplement), the representatives of the underwriters may reduce that short position by purchasing Securities in the open market. The representatives of the underwriters also may elect to reduce any short position by exercising all or part of an over-allotment option, if applicable, described in the applicable prospectus supplement.

     The representatives of the underwriters also may impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase Securities in the open market to reduce the underwriters' short position or to stabilize the price of the Securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering thereof.

     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it discourages resales of the security by purchasers in the offering.

     Neither Advanta nor the underwriters, if any, makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Securities. In addition, neither Advanta nor the underwriters, if any, makes any representation that the representatives of the underwriters, if any, will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Advanta may vary the terms and conditions of the offer by state, locality or as otherwise described under "Description of Securities Provisions Relating to All Securities Additional Interest" and " Variations in Terms and Conditions" in this prospectus. Further, Advanta may offer different Securities at different times depending on such factors as Advanta's liquidity requirements, the interest rate environment and other economic conditions.

     Advanta estimates that the total expenses it will incur in offering the Securities to which this prospectus relates, excluding underwriting discounts and commissions, if any, will be approximately $190,000.

                     WHERE YOU CAN FIND MORE INFORMATION --
               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     Advanta files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the following public reference rooms maintained by the SEC at:

Judiciary Plaza                                7 World Trade Center
450 Fifth Street, N.W.                         13th Floor
Washington, D.C. 20549                         New York, New York 10048

     You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330. Advanta's SEC filings also are available to the public from the SEC's Internet website at http.//www.sec.gov.

     Advanta has filed a registration statement on Form S-3 with the SEC to register the Securities offered by this prospectus. This prospectus is part of the registration statement but, as permitted by SEC rules and regulations, this prospectus does not contain all the information that you can find in the registration statement or the exhibits to the registration statement. You should refer to the registration statement and to the exhibits filed with the registration statement for further information about Advanta, our consolidated subsidiaries and the Securities.

     The SEC allows us to "incorporate by reference" the information we file with them. This means that we are permitted to disclose certain information to you by referring you to other documents we have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede this information.

     We incorporate by reference in this prospectus all the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before all the Securities offered by this prospectus have been sold or de-registered:

           o Advanta's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

           o Advanta's Current Reports on Form 8-K dated January 22, February 24, March 6, April 22, July 23, September 1, October 27, 1998, January 25, 1999, January 26, 1999 and March 3, 1999; and

           o Advanta's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1998.

     We will deliver, without charge, to anyone receiving this prospectus, upon written or oral request, a copy of any document incorporated by reference in this prospectus but not delivered to you with this prospectus, excluding all exhibits to those documents except any exhibit that has been specifically incorporated by reference. Requests for these documents should be made to the following address and phone number: Investor Relations, Advanta Corp., Welsh & McKean Roads, P.O. Box 844, Spring House, Pennsylvania 19477, telephone: (215) 444-5335.

                                 LEGAL OPINIONS

     Wolf, Block, Schorr and Solis-Cohen LLP will pass upon certain matters relating to the Securities offered hereby as well as on the material United States federal income tax consequences of the purchase, ownership and disposition of the Securities.

                                    EXPERTS

     The consolidated financial statements incorporated by reference in this prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated herein in reliance upon the authority of that firm as experts in giving such reports.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

     Registration fees................................................. $ 83,400
     Printing and engraving............................................   10,000
     Legal fees and expenses...........................................   75,000
     Accountants' fees and expenses ...................................    3,000
     Indenture Trustee's fees and expenses.............................   11,000
     Miscellaneous.....................................................    7,600
                                                                        --------
        Total.......................................................... $190,000
     * Estimated, other than registration fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides, inter alia, that under specified circumstances a corporation shall have the power to indemnify any person who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against expenses, attorneys' fees, judgments, fines and settlements. The By-Laws of the Company provide that the Company shall indemnify any director, officer, employee or agent of the Company to the fullest extent now or hereafter permitted by law in connection with any such action, suit or proceeding. The By-Laws further provide that the Board of Directors of the Company may, by resolution, indemnify any person other than a director, officer, employee or agent of the Company for liabilities incurred in connection with services rendered for or at the request of the Company or its subsidiaries. In addition, consistent with Section 102 of the Delaware General Corporation Law, the Company's Restated Certificate of Incorporation limits the personal liability of the Company's directors to the Company or its stockholders for monetary damages for certain breaches of fiduciary duty. The Company maintains director and officer liability insurance which would provide coverage against certain securities law liabilities.

ITEM 16. EXHIBITS

     3.1 Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 4.1 to Pre-Effective Amendment No. 1 to the Registrant's Registration Statement on Form S-3 (File No. 33-53475), filed June 19, 1994), as amended by the Certificate of Designations, Preferences, Rights and Limitations of the Registrant's 6 3/4% Convertible Class B Preferred Stock, Series 1995 (Stock Appreciation Income Linked Securities (SAILS)) (incorporated by reference to
          Exhibit 4.3 to the Registrant's Current Report on Form 8-K dated August 15, 1995, as further amended by the Certificate of Designations, Preferences, Rights and Limitations of the Registrant's Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 1 to the Registrant's Registration Statement on Form 8-A, dated March 17, 1997)).

     3.2 By-Laws of the Registrant, as amended (incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K dated March 17, 1997).

     4.1 Trust Indenture between Registrant and Mellon Bank, N.A., as original Trustee, and Instrument of Resignation, Appointment and Acceptance among Mellon Bank, N.A. and The Chase Manhattan Bank, as successor Trustee.

     5    Opinion of Wolf, Block, Schorr and Solis-Cohen LLP.

     12   Computation of Ratio of Earnings to Fixed Charges.

     23.1 Consent of Arthur Andersen LLP.

     23.2 Consent of Wolf, Block, Schorr and Solis-Cohen LLP (included in
          Exhibit 5).

     24   Power of Attorney (included on Signature Pages).

     25 Form T-1, Statement of Eligibility and Qualification Under the Trust Indenture Act of 1939 of a Corporation Designated to Act as Trustee.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of the Securities offered (if the total dollar value of Securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) of this paragraph do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration

Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                        SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lower Gwynedd Township, Montgomery County, Commonwealth of Pennsylvania, on March 16, 1999.

                                      Advanta Corp.


                                      By: /s/ Olaf Olafsson
                                          -------------------------------------
                                          Olaf Olafsson, President and Director

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis Alter, William A. Rosoff, Olaf Olafsson, Philip M. Browne, John J. Calamari, Jeffrey D. Beck and Elizabeth H. Mai and each of them, jointly and severally, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith (including, without limitation, any related Registration Statement or amendment thereto filed in accordance with Rule 462 under the Securities Act of 1933, as amended), with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as she or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 16, 1999.

         Signature                                Title
         ---------                                -----

/s/ Dennis Alter            Chief Executive Officer and Chairman of Board
------------------------
    Dennis Alter


/s/ William A. Rosoff       Vice Chairman and Director
------------------------
    William A. Rosoff


/s/ Olaf Olafsson           President and Director
------------------------
    Olaf Olafsson


/s/ Philip Browne           Senior Vice President and Chief Financial Officer
------------------------
    Philip Browne


/s/ John J. Calamari        Vice President, Finance and Chief Accounting Officer
------------------------
    John J. Calamari


/s/ Arthur P. Bellis
------------------------
    Arthur P. Bellis        Director


/s/ Max Botel
------------------------
    Max Botel               Director

/s/ William C. Dunkelberg   Director
-------------------------
    William C. Dunkelberg


                            Director
-------------------------
    Dana Becker Dunn


/s/ Robert C. Hall          Director
-------------------------
    Robert C. Hall


/s/ James E. Ksansnak       Director
-------------------------
    James E. Ksansnak


/s/ Ronald Lubner           Director
-------------------------
    Ronald Lubner


/s/ Michael Stolper         Director
-------------------------
    Michael Stolper

                                 EXHIBIT INDEX


                                  DOCUMENT                                                METHOD OF FILING
                                  --------                                                ----------------
     3.1  Restated Certificate of Incorporation of the Registrant (incorporated         Incorporated herein
          by reference to Exhibit 4.1 to Pre-Effective Amendment No. 1 to the              by reference
          Registrant's Registration Statement on Form S-3 (File No. 33-53475),
          filed June 19, 1994), as amended by the Certificate of Designations,
          Preferences, Rights and Limitations of the Registrant's 6 3/4%
          Convertible Class B Preferred Stock, Series 1995 (Stock Appreciation
          Income Linked Securities (SAILS)) (incorporated by reference to
          Exhibit 4.3 to the Registrant's Current Report on Form 8-K dated
          August 15, 1995, as further amended by the Certificate of
          Designations, Preferences, Rights and Limitations of the Registrant's
          Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 1 to the Registrant's Registration Statement on
          Form 8-A, dated March 17, 1997)).

     3.2  By-Laws of the Registrant, as amended (incorporated by reference to           Incorporated herein
          Exhibit 3.1 of the Registrant's Current Report on Form 8-K dated                 by reference
          March 17, 1997).

     4.1  Trust Indenture between Registrant and Mellon Bank, N.A., as original                  *
          Trustee, and Instrument of Resignation, Appointment and Acceptance
          among Mellon Bank, N.A. and The Chase Manhattan Bank, as successor
          Trustee.

     5    Opinion of Wolf, Block, Schorr and Solis-Cohen LLP.                                    *

     12   Computation of Ratio of Earnings to Fixed Charges.                                     *

     23.1 Consent of Arthur Andersen LLP.                                                        *

     23.2 Consent of Wolf, Block, Schorr and Solis-Cohen LLP (included in                        *
          Exhibit 5).

     24   Power of Attorney (included on Signature Pages).                                       *

     25   Form T-1, Statement of Eligibility and Qualification Under the Trust                   *
          Indenture Act of 1939 of a Corporation Designated to Act as Trustee.

----------------
     *    Electronically filed herewith.